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                                                                    EXHIBIT 11.1

                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE


                                                                   For the three months ended
                                                                             March 31,
                                                                  ----------------------------
                                                                     2000             1999
                                                                  -----------      -----------
Actual weighted average shares outstanding for the period           9,563,225        9,471,875

Dilutive common and preferred stock, options and
   warrants using the treasury stock method(1)                             --               --
                                                                  -----------      -----------

Total shares used in per share calculations                         9,563,225        9,471,875
                                                                  -----------      -----------

Net loss                                                          $  (428,939)     $  (696,115)
                                                                  -----------      -----------

Basic and diluted net loss per share                              $     (0.04)     $     (0.07)
                                                                  ===========      ===========

(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.